Exhibit 10.1

RELEASE OF CLAIMS AGREEMENT

Outerwall Inc. (“Company”), on behalf of itself and its subsidiaries, affiliates, successors, and assigns, and James Pinckney (“Employee”) enter into this Release of Claims Agreement (“Agreement”).

1.	Status of Employment

Employee’s employment with Company shall terminate effective March 6, 2015 (the “Separation Date”). Regardless of whether Employee signs this Agreement, Employee will:

a.	Receive earned salary through the Separation Date;

b.	Receive whatever other benefits to which Employee is entitled pursuant to Company’s benefit plans through the Separation Date;

c.	Eligibility for health care continuation pursuant to COBRA, as such may be amended from time to time; and

d.	Remain eligible for the 2014 Incentive Plan for Executive Leaders (“Plan”), and payments (if any) will be in accordance with the Plan and will be made no later than March 15, 2015.

Employee will not be eligible for any benefits or compensation after the Separation Date, other than as specifically provided herein.

2.	Termination Payment & Benefit

If Employee signs and does not revoke this Agreement before the Effective Date (as defined in Section 4), Employee shall receive a lump sum payment, less all required deductions and tax withholding (the “Termination Payment”), consisting of the following:

a.	One year of Base Salary. Three Hundred Seventy Thousand Dollars ($370,000), which is the equivalent of one year of base salary; and

b.	Offset for Insurance Costs. Nine Thousand Seven Hundred Eighteen and 20/100 Dollars ($9,718.20) which is equal to the cost of twelve (12) months of the company’s contribution for Employee’s benefit election of medical, dental, and vision coverage.

Company will also provide Employee with 12 months of outplacement services through a third party of Company’s choice, to commence no later May 30, 2015, the details of which will be provided to Employee within a reasonable time after the Separation Date (the “Termination Benefit”).

The Termination Payment shall be made to the extent practicable on the first regularly scheduled Company payroll date following the Effective Date.

3.	Release of Claims

Employee irrevocably and unconditionally releases and forever discharges Company and its directors, officers, employees, subsidiaries, affiliates, successors, assigns, and all persons acting by, through, under, or in concert with any of them (collectively “Releasees”) from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, promises, damages, and expenses, including attorneys’ fees and costs actually incurred, of any nature whatsoever, whether known or unknown, in law or equity, including, without limitation of the foregoing general terms, any claims against Releasees arising from or related to Employee’s employment with Company, or the termination thereof, and any claims arising from any alleged violation by Releasees of any federal, state, or local statutes, regulations, ordinances, resolutions, or common laws.

4.	Release of ADEA Claims

Employee acknowledges that Employee is knowingly and voluntarily releasing Employee’s rights under the Age Discrimination in Employment Act (the “ADEA”). Employee acknowledges that Employee has twenty-one (21) days to consider and accept the terms of this Agreement (Employee may, by Employee’s own choice, sign this Agreement sooner), and is advised by this writing of Employee’s right to consult with an attorney before signing this Agreement. To accept this Agreement, Employee must sign and return it to Outerwall Inc., Attention: Raquel Karls, Chief Human Resources Officer, 1800 114th Avenue SE, Bellevue, WA 98004. If Employee chooses to sign this Agreement, Employee will still have seven (7) days from the date Employee signed the Agreement to revoke acceptance (the “revocation period”). Employee must send written notice of the decision to revoke to Outerwall Inc., Attention: Raquel Karls, Chief Human Resources Officer, 1800 114h Avenue SE, Bellevue, WA 98004 (with a copy to the Chief Legal Officer at the same address). If Employee revokes this Agreement, Employee will not receive the Termination Payment or Termination Benefit set forth in Section 2. If Employee does not revoke this Agreement during the revocation period, this Agreement shall become enforceable on the eighth (8th) day after Employee signed this Agreement (the “Effective Date”).

5.	Knowing and Voluntary Agreement

Employee understands this Agreement is a release of claims against Releasees arising before or on the Effective Date of this Agreement. Employee understands that Employee is not waiving claims that the law does not permit Employee to waive, nor is Employee waiving any claims arising after the Effective Date of this Agreement, including, but not limited to, claims for enforcement of this Agreement. Nothing in this Agreement prevents Employee from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, any federal, state, or local agency charged with the enforcement of any employment laws. Company and Employee agree, however, that the Termination Payment and Termination Benefit described in Section 2 is full satisfaction of any individual relief to which Employee would be entitled based on claims that could be asserted in any such charge or complaint. Employee acknowledges that he has read this Agreement and that he fully understands it. Employee acknowledges that he has freely, knowingly and voluntarily, and after due consideration entered into this Agreement.

6.	Non-Disparagement

Employee agrees not to make any oral or written statement that disparages or places Company, or its directors, officers, employees, or subsidiaries, in a false light. Employee acknowledges that any failure to abide by Employee’s obligations under this Section shall constitute a material breach of this Agreement.

7.	Post-Employment Availability

Employee will make himself reasonably available to Employer and counsel for Employer for the purpose of enabling Employer to defend against any legal claims in which Employer determines Employee may have knowledge or information. Employer will reimburse Employee for reasonable out-of-pocket expenses incurred in connection with any consultation under this Section.

8.	Confidentiality of Agreement

Except as may be required by law or to comply with an investigation or proceeding conducted by any federal, state, or local agency charged with the enforcement of employment laws, Employee will not in any manner disclose or communicate any part of this Agreement to any other person except Employee’s current spouse, Employee’s accountant or financial advisor, or Employee’s attorney. Before any such disclosure is made by Employee, Employee will inform such person to whom disclosure is made that the fact and terms of this Agreement are confidential and obtain such person’s agreement to maintain confidentiality of this Agreement to the extent permitted by law. Employee’s failure to abide by the obligations under this Section shall constitute a material breach of this Agreement.

9.	Non-Admission of Wrongdoing

Employee and Company agree that neither this Agreement nor the furnishing of the Termination Payment or Termination Benefit shall be deemed or construed at any time for any purpose as an admission by Employee or Company of any liability or wrongful conduct of any kind.

10.	Return of Property

Employee will return to Company in accordance with Company policy all property belonging to Company, including, but not limited to, any files, laptop/tablet, cell/smart phone, keys, access cards, phone cards, and credit cards; and in the event that Employee discovers that Employee has inadvertently retained any such property, Employee shall promptly return it.

11.	Governing Law and Interpretation

This Agreement shall be governed by the laws of the State of Washington without regard to principles of conflict of laws. Any action regarding this Agreement must be brought in the Superior Court of King County, Washington or the United States District Court for the Western District of Washington at Seattle. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party or the other by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

12.	Severability

The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

13.	Successors and Assigns

This Agreement will bind and inure to the benefit of the parties and their respective legal representatives, successors, and assigns.

14.	Amendment

This Agreement many not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

15.	Code Section 409A

The parties intend that this Agreement and the payments and other benefits provided hereunder shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise (including, without limitation, pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)). Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.

16.	Entire Agreement

This Agreement sets forth the entire understanding between Employee and Company, superseding any prior agreements or understandings between the Employee and Company, except that the terms of any non-competition, non-solicitation, or proprietary information and inventions agreement previously entered into between the parties which are intended to survive termination shall survive and continue in full force and effect.

JAMES PINCKNEY		OUTERWALL INC.

/s/ James Pinckney		/s/ Raquel Karls
Raquel Karls
Chief Human Resources Officer

Date:	3/6/2015	Date:	3/6/15